UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: December 31, 2011
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                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

   Morgan Stanley Venture Capital III, Inc.(1)
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     (Last)                         (First)                      (Middle)

  1221 Avenue of the Americas
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                                   (Street)

    New York                          NY                              10020
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     9/28/99
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     InterNAP Network Services Corporation (INAP)
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 x  Form filed by More than One Reporting Person
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

             Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
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
Common Stock                                           9,259,259                     I(2)               Through Partnerships


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (7-97)

FORM 3 (contniued)

           Table II -- Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/Year)          Derivative Security        Exercise      Form of      direct
                                      -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative    ative        ficial
                                      Exer-          tion             Title           Amount    Security      Security:    Owner-
                                      cisable        Date                             or                      Direct       ship
                                                                                      Number                  (D) or      (Instr.
                                                                                      of                      Indirect     5)
                                                                                      Shares                  (I)
                                                                                                              (Instr.
                                                                                                              5)
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




Explanation of Responses:

(1)  Please see attached Joint Filer Information.


  /s/ Stephanie Holmes                                   September 28, 1999
-------------------------------                        ------------------------
**Signature of Reporting Person                                  Date

By: Stephanie Holmes, authorized
signatory for Morgan Stanley Dean
Witter & Co. and Assistant Secretary
of Morgan Stanley Venture Capital
III, Inc. institutional managing
member of the Funds.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-97)

                            Joint Filer Information

Each of the following joint filers has designated Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.") as the "Designated Filer" for purposes of
Item 1 of the attached Form 3:

   (1)     Morgan Stanley Dean Witter & Co. ("MSDW")
           1585 Broadway
           New York, New York 10036

    (2) Morgan Stanley Venture Partners III, L.L.C. ("MSVP III, L.L.C.") 1221 Avenue of the Americas
           New York, New York 10020

    (3) Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.") 1221 Avenue of the Americas
           New York, New York 10020

    (4) The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. ("Entrepreneur Fund")
           1221 Avenue of the Americas
           New York, New York 10020

    (5) Morgan Stanley Venture Investors III, L.P. ("MSVI", and, together with MSVP III, L.P. and the Entrepeneur Fund, the "Funds")
           1221 Avenue of the Americas
           New York, New York 10020

Issuer & Ticker Symbol: InterNAP Network Services Corporation (INAP)

Date of Event Requiring Statement: 9/28/99


Signature: /s/ Stephanie Holmes
           -------------------------------------------------
           By: Stephanie Holmes, authorized signatory for
           MSDW and Assistant Secreatary of MSVC III, Inc.,
           institutional managing member of MSVP III, L.L.C.,
           the General Partner of MSVP III, L.P., the Entrepreneur
           Fund and MSVI

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